EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

YRC Worldwide Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-139691, 333-144958, 333-159354, 333-167931, 333-178223 and 333-231971) on Form S-8 of YRC Worldwide Inc. of our reports dated March 11, 2020, with respect to the consolidated balance sheets of YRC Worldwide Inc. and subsidiaries as of December 31, 2019 and 2018, the related statements of consolidated operations, comprehensive income (loss), shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2019, the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10 K of YRC Worldwide Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for Leases in 2019 due to the adoption of ASC 842 - Leases.  Our report on the consolidated financial statements also refers to a change to the method of accounting for the recognition of revenue in the 2018 consolidated financial statements due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Kansas City, Missouri

March 11, 2020